Exhibit 5

Baker & McKenzie LLP 452 Fifth Avenue New York, NY 10018 United States Tel: +1 212 626 4100 Fax: +1 212 310 1600 www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East  & Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Valencia

Washington, DC

*	Associated Firm
**	In cooperation with Trench, Rossi e Watanabe Advogados

July 22, 2022

Scholastic Corporation

557 Broadway

New York, New York 10012

Scholastic Corporation 2021 Stock Incentive Plan

Dear Ladies and Gentlemen:

We have acted as special counsel for Scholastic Corporation, a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 filed on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 1,900,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Company’s 2011 Stock Incentive Plan (the “Plan”).

As the Company’s counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares under the Plan. We have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and when issued, sold and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verei

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Sincerely,

/s/ BAKER & McKENZIE LLP

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verei